EXHIBIT 99.1

Spark Networks Reports First Quarter 2023 Results

•Company Focused on Returning to Revenue Growth and Improving Profitability
•Company Outlines Operational Transformational Framework
•Strategic Review Process Continues

BERLIN, May 15, 2023 – Spark Networks SE (NASDAQ: LOV) (the “Company”), a leading social dating platform for meaningful relationships, today reported financial results for its first quarter ended March 31, 2023.

Chelsea Grayson, CEO of Spark Networks, said: “Our two highest priorities remain returning to revenue growth and improving profitability. We strongly believe this can be achieved through the implementation of our strategic plan, which is focused on a future state of the Company that has a substantially lower cost base, more efficient marketing spend, and an improved user experience. Spark’s diversified portfolio of leading brands (including Zoosk, EliteSingles, SilverSingles, eDarling, Christian Mingle, and Jdate) hold significant value in the online dating market and are in demand by our global subscriber base. We continue to target at least a 50% increase in Adjusted EBITDA to $28 million in 2023, and our long-term goal is to achieve and sustain 25-30% plus Adjusted EBITDA margins consistent with industry averages, which should allow us to fulfill our intent to accelerate the paydown of our debt. To start 2023, in the first quarter, our seasonally weakest quarter, our Adjusted EBITDA margin grew from 2% to 6% year-over-year, which signals what we intend to be the start of a year of efficiency for Spark.”

With new management and learnings from the strategic review process, the Company believes it can achieve significant efficiencies by both substantially reducing costs and growing revenue through the following changes that are currently planned or in process:

•Exit Germany: The Company plans to close its Berlin operations by January 2024, which it expects will result in significant cost savings, in part because of the related downsizing of the employee population by approximately 200 full-time positions. In the fourth quarter of this year, the Company intends to commence the process of redomiciling from Germany to become a Delaware corporation. Partly owing to these efforts, the Company expects to become a lower fixed-cost, decentralized organization with the goal of retaining best-in-class service providers that will be held highly accountable for results and some of whom the Company expects to compensate on a shared-success basis.

•Improve Product & User Experience: The Company plans to outsource its IT services to a third-party, offshored vendor with the goal of creating a more modern technology stack, an improved user experience, and further cost savings.

•Hire a CRO: The Company plans to hire a Chief Revenue Officer to join its senior leadership team. The CRO role will be responsible for revenue growth and capital allocation by brand, ensuring an improved user experience and strategic partnerships.

•Substantially Improve Marketing Yield and Process: The Company plans to onboard a leading performance marketing agency. The Company expects that this critical and evolutionary step forward will simultaneously transform the marketing strategy away from the Company’s legacy reliance on affiliate relationships – an outmoded practice that continues to return less and less for companies across all industries – and embrace a careful but expeditious pivot to a contemporary and integrated program more in line with the approach used by other companies in the sector. For perspective, the Company’s publicly traded peers have achieved $4 in revenue from $1 in direct marketing using direct marketing channels such as SEM, SEO, and TV. Additionally, its peers enjoy high-margin renewals and win-back streams. By comparison, the Company’s experience with affiliate marketing has returned approximately $2 for every $1 spent with a less attractive win-back/renewal stream. The Company expects that its transition away from affiliate marketing (2:1 yield) to potentially higher-yielding channels (4:1 yield) can give it a potential longer-term upside of up to a 100% improvement versus its current marketing yields.

The Company expects to begin reallocating its customer acquisition budget into a curated mix of direct response television advertising, paid social, SEM/SEO, lifecycle customer nurturing and engagement and conversion rate optimization, along with a range of other interactive engagements. Moreover, the real-time data and additional testing the Company expects to achieve with this approach should enable it to further realign its spending accordingly. The Company expects these efforts will result in the reduction of approximately 40 full-time employees, or roughly $7 million in headcount cost, and yield $10 to $20 million in incremental annual revenue by the end of 2024 as compared to its current run rate.

•Target Achieving Scale in Key Markets: The Company plans to solidify its marketing efforts around a diversified core of key meaningful brands, several of which it plans to freshen over the course of this year. Importantly, the Company expects the data it garners through its revamped marketing approach can help inform its decisions.

•Retained Strong Strategic Advisors for Digital Transformations: The Company has engaged Ankura Consulting Group as an external advisor to support it through this transformation process. Ankura has expertise in unlocking value through digital transformations across digital marketing, strategy, and maximizing equity value.

Ms. Grayson added, “We believe the best way to increase the value of the Company is to significantly transform our operations and right-size our cost structure while reallocating capital to customer acquisition channels with the highest returns and investing in our brands with the highest ROI. We believe these efforts will ultimately yield a simpler, more profitable business. And given the importance of our offering for so many of our users, we fully understand the trust they’re placing in us and we’re continually open to engaging with them in new ways and through new partnerships with influencers and other trusted sources.”

First Quarter 2023 Financial Results
•Revenue was $41.3 million, compared to $49.9 million in the first quarter of 2022. On a constant currency basis,(1) revenue would have been $42.1 million in the first quarter of 2023.
•Net loss was $4.4 million, compared to $7.5 million in the first quarter of 2022.
•Adjusted EBITDA(3) was $2.4 million, or a 6% Adjusted EBITDA margin, compared to $1.0 million, or a 2% Adjusted EBITDA margin, in the first quarter of 2022.

Please see the table captioned “Reconciliation of Net loss to Adjusted EBITDA” included at the end of this release for a reconciliation of Adjusted EBITDA, which is a non-U.S. GAAP measure, and Adjusted EBITDA margin, which is a non-U.S. GAAP ratio, to U.S. GAAP.

Strategic Alternatives Review Update

The company continues its strategic alternatives review. The Company has had active discussions with several strategic buyers. While no transaction has resulted to date, Spark has implemented key learnings from these discussions and plans to implement many of these ideas in its action items described above.

Investor Conference Call
Spark Networks management will host a conference call and live webcast for analysts and investors tomorrow pre-market open at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) to discuss the Company's financial results.

To access the live call, dial 1-888-349-0106 (US and Canada) or +1 412-902-0131 (International) and ask to join the Spark Networks' call.

A live and archived webcast of the conference call will be accessible on the Investor Relations section of the Company’s website at https://investor.spark.net/investor-relations/home. In addition, a phone replay will be available approximately two hours following the end of the call and will remain available for one week. To access the call replay, dial 1-877-344-7529 (US) or +1 412-317-0088 (International) and enter the replay passcode: 5755781.

About Spark Networks SE

Spark Networks SE (NASDAQ: LOV) is a leading social dating platform for meaningful relationships focusing on the 40+ demographic and faith-based affiliations. Spark’s portfolio of premium and freemium dating apps include Zoosk, EliteSingles, SilverSingles, Christian Mingle, Jdate, and JSwipe, among others. Spark is headquartered in Berlin, Germany, with offices in New York and Utah.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, statements involving known and unknown risks, uncertainties, and other factors that may cause Spark Networks’ performance or achievements to be materially different from those of any expected future results, performance, or achievements. These statements include, without limitation, statements regarding whether we will return to revenue growth and improve profitability; whether we will implement our strategic plan as expected, and whether it will lead to a substantially lower cost base, more efficient marketing spend, and an improved user experience; whether we will achieve a 50% increase in Adjusted EBITDA to $28 million in 2023; whether we will achieve and sustain 25-30% plus Adjusted EBITDA margins consistent with industry averages; whether 2023 will be a year of efficiency for Spark; whether we will be able to paydown our debt as anticipated; whether our Adjusted EBITDA margins will continue to grow; whether we operate more efficiently; whether we will achieve significant efficiencies by substantially reducing costs and growing revenue through the changes described above; whether we will implement the changes described above as expected; whether we will close our Berlin operations, reduce the number of full-time employees as expected and achieve significant costs savings thereby as anticipated; whether we will reduce our employee headcount as expected; whether we will redomicile the Company to the United States as expected; whether we will become a lower fixed-cost, decentralized organization; whether we will retain best-in-class service providers that will be held highly accountable for results and some of them will be compensated on a shared-success basis; whether we will outsource our IT services as expected, and whether that outsourcing will yield a more modern technology stack, an improved user experience, and further cost savings; whether we will hire a Chief Revenue Officer as expected; whether we will substantially improve our marketing yield and process; whether we will onboard a leading marking agency as expected and if so whether it will simultaneously transform our marketing strategy away from our legacy reliance on affiliate relationships and help us embrace a careful but expeditious pivot to a contemporary and integrated program more in line with the approach used by other companies in our sector; whether we will transition away from affiliate marketing to higher-yielding channels that will yield a longer-term upside of up to 100% improvement versus our current marketing yields; whether we will reallocate our customer acquisition budget into a curated mix of direct response television advertising, paid social, SEM/SEO, lifecycle customer nurturing and engagement and conversion rate optimization, along with a range of other interactive engagements; whether we will achieve the expected the real-time data and additional testing and if so whether it the will enable us to further realign our spending accordingly; whether we will reduce the number of our full-time marketing employees as expected; whether we will achieve an incremental $10 to $20 million in incremental annual revenue by the end of 2024 as compared to our current run rate; whether we will solidify our marketing efforts around a diversified core of key meaningful brands and freshen them as expected; whether the data we garner will improve our decision; whether transforming our operations and right-sizing our cost structure while reallocating capital to customer acquisition channels with the highest returns and investing in our brands with the highest ROI is the best way to increase the value of the Company; whether these efforts will yield a simpler, more profitable business; and the results, if any, of our strategic alternatives review, including whether we will implement our learnings therefrom in the plan described above as expected.

Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “guides,” and variations thereof, or the use of future tense, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to, risks related to the degree of competition in the markets in which Spark Networks operates; risks related to the ability of Spark Networks to retain and hire key personnel, operating results and business generally; the timing and market acceptance of new products introduced by Spark Networks’ competitors; Spark Networks’ ability to comply with new and evolving regulations relating to data protection and data privacy; general competition and price measures in the market place; risks related to the duration and severity of COVID-19 and its impact on Spark Networks’ business; and general economic conditions. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” in Spark Networks’ most recent Annual Report on Form 10-K and in other sections of Spark Networks’ filings with the Securities and Exchange Commission (“SEC”), and in Spark Networks’ other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement except as required by law.

For More Information
Investor contact:
MKR Investor Relations, Inc.
Todd Kehrli
lov@mkr-group.com

Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: constant currency revenue, Adjusted

EBITDA and Adjusted EBITDA margin. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP. We are not able to provide a reconciliation of our Adjusted EBITDA margin financial guidance or other non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measure in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

1 We provide a constant currency revenue amount to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations. We define non-GAAP constant currency revenue as total revenue excluding the effect of foreign exchange rate movements. Non-GAAP constant currency revenue are calculated by translating current quarter revenues using prior period exchange rates.
2 Revenue for the three months ended March 31, 2023 includes virtual currency deferred revenue of $0.3 million. During the quarter ended September 30, 2022, the Company analyzed its virtual currency deferred revenue balance to determine the likelihood of redemption. Virtual currency is paid for upfront and is recorded as deferred revenue until the currency is redeemed, at which point the Company recognizes the revenue. The Company’s analysis showed a likelihood of redemption of its virtual currency after 12 months of purchase is remote. Based on this analysis, during the three months ended March 31, 2023, the Company recognized revenue of $0.3 million related to its virtual currency deferred revenue that had been included in the Company’s deferred revenue balance for more than 12 months. Going forward the Company will continue to analyze its virtual currency deferred revenue balance and will recognize revenue on a quarterly basis for all virtual currency that is held for longer than 12 months.
3 Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), a non-U.S. GAAP financial measure, and Adjusted EBITDA margin, a non-GAAP ratio, are a few of the primary metrics by which we evaluate the performance of our business, budget, forecast and compensate management. We believe these measures provide management and investors with a consistent view, period to period, of the core earnings generated from the ongoing operations and allows for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision-making. We define Adjusted EBITDA as net earnings (loss) excluding interest expense, (gain) loss on foreign currency transactions, income tax (benefit) expense, depreciation and amortization, asset impairments, stock-based compensation expense, acquisition related costs and other costs. We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. Each of Adjusted EBITDA and Adjusted EBITDA margin has inherent limitations in evaluating the performance of the Company, and you should not consider these measures in isolation or as a substitute for analyzing the Company’s results as reported under U.S. GAAP. Some of these limitations include:

•Adjusted EBITDA and Adjusted EBITDA margin do not reflect the cash capital expenditures during the measurement period;
•Adjusted EBITDA and Adjusted EBITDA margin do not reflect any changes in working capital requirements during the measurement period;
•Adjusted EBITDA and Adjusted EBITDA margin do not reflect the cash tax payments during the measurement period; and
•Adjusted EBITDA and Adjusted EBITDA margin may be calculated differently by other companies in our industry, thus limiting its value as a comparative measure.

Because of these limitations, Adjusted EBITDA and Adjusted EBITDA margin should be considered in addition to other financial performance measures, including net income (loss) and our other U.S. GAAP results. A reconciliation of the Adjusted EBITDA and Adjusted EBITDA margin for the three months ended March 31, 2023 and 2022 can be found in the table below captioned “Reconciliation of Net loss to Adjusted EBITDA.”

Spark Networks SE
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)
	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$10,282	$11,438
Accounts receivable, net	5,585	5,154
Goodwill and intangible assets	131,174	132,575
Other assets	16,723	15,210
Total assets	$163,764	$164,377
Liabilities and Shareholders' Deficit
Debt	$95,093	$94,817
Accounts payable	7,553	6,487
Deferred revenue	28,945	28,085
Accrued expenses and other current liabilities	26,848	24,247
Other liabilities	17,425	17,527
Total liabilities	175,864	171,163
Total shareholders' deficit	(12,100)	(6,786)
Total liabilities and shareholders' deficit	$163,764	$164,377

Spark Networks SE
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2023	2022
Revenue	$41,339	$49,907
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization	27,292	34,246
Other operating costs and expenses	15,224	16,038
Total operating costs and expenses	42,516	50,284
Operating loss	(1,177)	(377)
Other expense, net	(3,137)	(7,386)
Loss before income taxes	(4,314)	(7,763)
Income tax (expense) benefit	(45)	292
Net loss	$(4,359)	$(7,471)

Reconciliation of Net loss to Adjusted EBITDA (Unaudited):
	Three Months Ended March 31,
(in thousands)	2023	2022
Net loss	$(4,359)	$(7,471)
Interest expense	3,817	6,882
(Gain) loss on foreign currency transactions	(680)	767
Income tax expense (benefit)	45	(292)
Depreciation and amortization	618	603
Impairment of intangible assets	1,100	—
Stock-based compensation expense	173	502
Other costs(1)	1,651	22
Adjusted EBITDA	$2,365	$1,013

(1) Includes severance, and consulting and advisory fees related to special projects.

Spark Networks SE
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2023	2022
Net loss	$(4,359)	$(7,471)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash items and other non-operating charges	2,877	7,576
Change in operating assets and liabilities	1,460	(10,580)
Net cash used in operating activities	(22)	(10,475)
Capital expenditures	(840)	(490)
Net cash used in investing activities	(840)	(490)
Net cash provided by financing activities	—	7,774
Effects of exchange rate fluctuations on cash and cash equivalents and restricted cash	(291)	55
Net decrease in cash and cash equivalents and restricted cash	(1,153)	(3,136)

Cash and cash equivalents and restricted cash at beginning of period	11,569	16,279
Cash and cash equivalents and restricted cash at end of period	$10,416	$13,143